Exhibit 10.1
REVLON, INC.

2022 KEY EMPLOYEE INCENTIVE PLAN

1.Purpose. The purpose of this Revlon, Inc. 2022 Key Employee Incentive Plan (this “Plan”) is to promote the interests of Revlon, Inc., a Delaware corporation, or any successor corporation (together with their subsidiaries, the “Company”) by providing incentives to key management personnel of the Company to make extraordinary efforts to execute the strategic objectives of the Company in the manner most beneficial to the Company and its stakeholders.
2.Effective Date. This Plan is effective as of September 14, 2022.
3.Definitions. Capitalized terms used and not defined in the body of this Plan have the meanings assigned to them in Appendix A.
4.Eligible Participants. The “Participants” under this Plan shall be the Initial Participants and any New Participants.
(a)New Participants. Participants that become eligible to participate under this Plan during the Performance Period will be eligible to receive a Quarterly Payment or Catch Up Payment in an amount which is pro-rated beginning on the first day of the New Participant’s full-time employment with the Company.
5.KEIP Payments Generally.
(a)Quarterly Payments.

(i)Each Participant shall be eligible to earn a Quarterly Payment for each Fiscal Quarter with respect to each Metric, subject to the provisions of this Plan and the Award Letter, including the Participant’s Continuous Service through the end of such Fiscal Quarter, except as otherwise provided in Section 6(a).
(ii)The Award Letter shall set forth the Participant’s Target KEIP Opportunity, and the threshold, target and, for the 2023 Performance Period, maximum amount of each Quarterly Payment. The actual amount of the Quarterly Payment earned by the Participant for a Fiscal Quarter shall be determined based on the level of achievement of the applicable Quarterly Goal. No Quarterly Payment shall be payable if the applicable Quarterly Goal is achieved at less than the threshold level. The Quarterly Payment payable to each Participant for such Fiscal Quarter with respect to such Metric (as a percentage of the target amount of such Quarterly Payment) will be determined based on linear interpolation between such levels. An example of the calculation of a Quarterly Payment is set forth in Appendix B.
(iii)Promptly after financials for a Fiscal Quarter are available, the Committee shall certify the level of achievement of the Quarterly Goal for such Fiscal Quarter with respect to each Metric and the amount of the Quarterly Payment earned by each Participant with respect to each Metric. Each Quarterly Payment shall be paid to the Participant in cash by the Company. Each Quarterly Payment that is earned for a Fiscal Quarter shall be paid as soon as practicable following the end of such Fiscal Quarter, and in no event later than (A) 45 days after the end of such Fiscal Quarter, for the Fiscal Quarters ending September 30, 2022, March 31, 2023, June 30, 2023 and September 30, 2023, (B) March 15, 2023, for the Fiscal Quarter ending December 31, 2022, or (C) March 15, 2024, for the Fiscal Quarter ending December 31, 2023.
(iv)Notwithstanding the foregoing, if the Effective Date occurs before December 31, 2023, then immediately prior to the Effective Date, an amount equal to the maximum Quarterly Payment that each Participant is eligible to earn with respect to each Metric for the Fiscal Quarter in which the Effective Date occurs, as prorated to reflect the pre-Effective Date portion of such Fiscal Quarter, shall be placed into escrow by the Debtors’ estates. Each such escrowed amount shall be applied toward payment of the amount of the Quarterly Payment that is earned by each Participant with respect to each Metric for the full Fiscal Quarter in which the Effective Date occurs, as determined pursuant to Section 5(a)(iii). For clarity, (x) if the applicable escrowed amount exceeds the amount of the Quarterly Payment that is earned by a Participant with respect to a Metric for the full Fiscal Quarter in which the Effective Date occurs, such excess shall not be paid to the Participant and instead shall be returned to the Company, and (y) if the amount of the Quarterly Payment that is earned by a Participant with respect to a Metric for the full Fiscal Quarter in which the Effective Date occurs exceeds the applicable escrowed amount, the Participant shall receive the full amount of such Quarterly Payment (including the escrowed amount and an additional amount equal to such excess).
(b)Catch Up Payments.
(i)Each Participant shall be eligible to earn a Catch Up Payment for each Performance Period with respect to each Metric, subject to the provisions of this Plan and the Award Letter, including the Participant’s Continuous Service through the end of such Performance Period except as otherwise provided in Section 6(a) and Section 4(a).
(ii)The amount of a Participant’s Catch Up Payment with respect to a Metric for a Performance Period will equal the excess, if any, of (x) the aggregate amount earned by the Participant with respect to such Metric for such Performance Period based on the level of achievement of the Catch Up Goal for such Performance Period over (y) the aggregate amount of the Quarterly Payments paid to the Participant with respect to such Metric based on the level of achievement of the Quarterly Goals for the Fiscal Quarters in such Performance Period. An example of the calculation of a Catch Up Payment is set forth in Appendix C.
(iii)Promptly after financials for the last Fiscal Quarter in a Performance Period are available, the Committee shall certify the level of achievement of the Catch Up Goal for such Performance Period with respect to each Metric and the amount of the Catch Up Payment earned by each Participant with respect to each Metric. Each Catch Up shall be paid to the Participant in cash by the Company. Each Catch Up Payment that is earned for a Performance Period shall be paid as soon as practicable following the end of such Performance Period (and in no event later than March 15 of the year following such Performance Period).
6.Termination of Employment; Forfeitures.
(b)Qualifying Termination. Notwithstanding anything herein to the contrary, upon a Participant’s Qualifying Termination, the Participant (or his or her estate, if applicable) shall be entitled to payment of the following amounts, as applicable:
(i)an amount equal to the product of (A) the Quarterly Payments earned for the Fiscal Quarter in which the Qualifying Termination occurs, determined based on the level of achievement of the Quarterly Goals for such Fiscal Quarter, multiplied by (B) a fraction, (x) the numerator of which is the number of calendar days that the Participant was in Continuous Service during such Fiscal Quarter (or, if fewer, the number of calendar days as set forth in the Participant’s Award Letter), and (y) the denominator of which is the total number of calendar days in such Fiscal Quarter; and
(ii)an amount equal to the product of (A) the Catch Up Payment earned for the Performance Period in which the Qualifying Termination occurs, determined based on the level of achievement of the Catch Up Goals for such Performance Period, multiplied by (B) a fraction, (x) the numerator of which is the number of calendar days that the Participant was in Continuous Service during such Performance Period (or, if fewer, the number of calendar days as set forth in the Participant’s Award Letter), and (y) the denominator of which is the total number of calendar days in such Performance Period.
Notwithstanding the foregoing, the Participant’s entitlement to the payments set forth in this Section 6(a) shall be subject to the Participant’s (or, if applicable, his or her estate’s) execution and non-revocation of a release of claims against the Company and its affiliates (which shall also include a release of claims against the Participant by the Company and its affiliates) in the form provided by the Company (the “Release”) during the period specified in the Release. Each payment set forth in this Section 6(a) shall be made to the Participant on the applicable date specified in Section 5 (or, if later, on the first regularly scheduled payroll date following the effective date of the Release); provided that, if the period during which the Participant may execute the Release spans two calendar years, such payment will in all events be made in the second calendar year.
(a)Non-Qualifying Termination and Clawback. Upon termination of a Participant’s Continuous Service for any reason other than a Qualifying Termination, (i) the Participant shall forfeit eligibility to receive any KEIP Payments with respect to any Fiscal Quarter that ends after such termination and (ii) with the exception of Victoria Dolan, if such termination occurs prior to the earlier of (x) the Confirmation Date or (y) December 31, 2023, the Participant will be required to repay to the Company, promptly (and in any event not later than 30 days) following such termination, (1) if the Participant is not Debra Perelman, 50% of the aggregate amount of any KEIP Payments previously paid to the Participant, or (2) if the Participant is Debra Perelman, 100% of the aggregate amount of any KEIP Payments previously paid to the Participant, in each case, net of any taxes withheld on the Participant’s behalf or, subject to the Participant’s timely submission of appropriate documentation to the Company, paid or payable by the Participant with respect to such KEIP Payments; provided in no case will the amount of taxes that are netted from the repayment obligation exceed those paid based on the Participant’s applicable tax rate.  This repayment will be due no later than 30 days following such resignation or termination.
(b)Reallocation. In the event that a Participant forfeits eligibility to earn a KEIP Payment pursuant to Section 6, such KEIP Payment shall return to the KEIP Pool and may be allocated to a New Participant who replaces such Participant as long as the New Participant is employed on a full-time basis with the Company, as determined in the reasonable discretion of the Administrator, subject, in all cases, to the terms of this Plan and any bankruptcy court order authorizing this Plan.
7.Plan Administration. This Plan shall be administered by the Committee or its designee (the “Administrator”), subject to the terms of this Plan and any bankruptcy court order authorizing this Plan. Subject to any limitations set forth herein, the Administrator shall have the full authority and discretion to take any action as may be necessary to administer and attain the objectives of this Plan and may delegate the authority to administer this Plan to an officer of the Company, provided that no officer of the Company who is also a Participant may administer this Plan on the officer’s own behalf. The Administrator (or its delegate) and the bankruptcy court with jurisdiction shall have full power and authority to construe and interpret this Plan and any interpretation by the Administrator (or its delegate) or the bankruptcy court with jurisdiction shall be binding on all Participants and shall be accorded the maximum deference permitted by law. Such designations, determinations, interpretations and decisions by the Administrator or the bankruptcy court with jurisdiction need not be the same with respect to each Participant (whether such Participants are similarly situated or not).

(a)General. All rights and interests of Participants under this Plan shall be non-assignable and nontransferable, and otherwise not subject to pledge or encumbrance, whether voluntary or involuntary, other than by will or by the laws of descent and distribution. In connection with a Sale Event, the Company may assign this Plan’s sponsorship, in whole or in part.
(b)Adjustments. The Committee may, in its discretion, equitably adjust any Metrics or Goals on a pro forma basis or otherwise to take into account (i) any acquisitions or dispositions consummated during the Performance Periods or other unusual and non-recurring events otherwise affecting the Metrics or Goals, (ii) any material change in the Company’s business plan or (iii) any other event or circumstance the Committee determines to be appropriate; provided that, in each case of (i), (ii) and (iii), prior to the Confirmation Date, the Committee shall only be permitted to make a downward adjustment to any such Metrics or Goals to take into account a partial sale of the Company’s assets. The determination of the Metrics or Goals (and calculations relating thereto) and any adjustments thereto by the Committee shall be final, conclusive and binding on all Participants and other persons.
(c)Manner of Payment; Withholding. Any KEIP Payment shall be made to a Participant either (i) in the same manner as the Participant receives his or her regular paycheck or (ii) by certified mail at the last known address of the Participant in the records of the Company. The Company shall withhold all applicable taxes and any other required withholdings with respect to any KEIP Payment.
(d)Unfunded Arrangement; Exclusion of Compensation. Subject to Section 5(a)(iv), the Company shall not be required to establish any special or separate fund or to make any other segregation of assets to ensure the payment of any award provided for hereunder. KEIP Payments shall not be considered as extraordinary, special incentive compensation, and shall not be included as “earnings,” “wages,” “salary,” or “compensation” in any pension, welfare, life insurance, or other employee benefit plan or arrangement of the Company, except as otherwise provided in any such other benefit plan or arrangement.
(e)Amendment and Termination. The Company, in its sole discretion, shall have the right to modify, supplement, suspend or terminate this Plan at any time; provided that in no event shall any amendment, modification, supplement or termination adversely affect the rights of any Participant regarding any KEIP Payment without the prior written consent of the Participant; provided, further, that any material amendment to this Plan, such as an increase in the KEIP Pool, or any amendment that results in a modification to the terms of the bankruptcy court order approving this Plan will be subject to the prior approval of the Committee and any bankruptcy court with jurisdiction, as applicable. Subject to the foregoing, this Plan shall terminate upon the satisfaction of all obligations of the Company hereunder.
(f)No Right to Continued Employment. Nothing contained in this Plan shall in any way affect the right and power of the Company to discharge any Participant or otherwise terminate the Participant’s employment at any time or for any reason or to change the terms of the Participant’s employment in any manner.
(g)Expenses of Plan. Any expense incurred in administering this Plan shall be borne by the Company.
(h)Captions. Captions preceding the sections hereof are inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provision hereof.
(i)Governing Law. The administration of this Plan shall be governed by the substantive laws of the State of New York, without regard to principles of conflicts of laws. Any persons who now are or shall subsequently become Participants in this Plan shall be deemed to consent to this provision.
(j)Jurisdiction. By accepting an award under this Plan, each Participant (i) agrees that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Plan, whether in contract, tort or otherwise, shall be brought in the federal or state courts in the State of New York, so long as one of such courts shall have subject-matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Plan shall be deemed to have arisen from a transaction of business in the State of New York, provided, that during the pendency of the Chapter 11 Cases, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Plan, whether in contract, tort or otherwise, shall be brought in the Bankruptcy Court for the Southern District of New York and (ii) hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum.
(k)Notices. All notices and other communications under this Plan shall be in writing and shall be given by hand delivery to the other party or confirmed fax or overnight courier, or by postage paid first class mail, addressed as follows:
If to the Participant:
The address of his principal residence as it appears in the Company’s records.
If to the Company:
Revlon, Inc.
1 New York Plaza
New York, NY 10004
Attention: Andrew Kidd; Ely Bar-Ness
or to such other address as any party shall have furnished to the other in writing in accordance with this Section 7(k). Notice and communications shall be effective when actually received by the addressee if given by hand delivery or confirmed fax, when deposited with a courier service if given by overnight courier, or two business days following mailing if delivered by first class mail.
(l)Section 409A.
(i)This Plan is intended to either comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder (“Section 409A”). To the extent that this Plan is not exempt from the requirements of Section 409A, this Plan is intended to comply with the requirements of Section 409A and shall be limited, construed and interpreted in accordance with such intent. Each Participant’s right to receive any installment payments under this Plan shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Notwithstanding the foregoing, in no event whatsoever shall the Company be liable for any additional tax, interest, income inclusion or other penalty that may be imposed on a Participant by Section 409A or for damages for failing to comply with Section 409A.

(ii)Notwithstanding anything in this Plan to the contrary, any compensation or benefits payable under this Plan that is considered nonqualified deferred compensation under Section 409A and is designated under this Plan as payable upon a Participant’s termination of employment shall be payable only upon the Participant’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”).
(iii)Notwithstanding anything in this Plan to the contrary, if a Participant is deemed by the Company at the time of the Participant’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which the Participant is entitled under this Plan is required in order to avoid a prohibited distribution under Section 409A, such portion of the Participant’s benefits shall not be provided to the Participant prior to the earlier of (A) the expiration of the six-month period measured from the date of the Participant’s Separation from Service or (B) the date of the Participant’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to the Participant (or the Participant’s estate or beneficiaries), and any remaining payments due to the Participant under this Plan shall be paid as otherwise provided herein.

Appendix A

Definitions
“2022 Performance Period” means the period beginning on July 1, 2022 and ending on December 31, 2022.
“2023 Performance Period” means the period beginning on January 1, 2023 and ending on December 31, 2023.
“Award Letter” means the award letter delivered to a Participant granting the Participant the opportunity to earn KEIP Payments.
“Board” means the Board of Directors of the Company.
“Catch Up Goals” means (i) for the 2022 Performance Period, the threshold and target performance goals for each Metric for such Performance Period, as established by the Committee and set forth in Appendix C, and (ii) for the 2023 Performance Period, the threshold, target and maximum performance goals for each Metric for such Performance Period, as determined in accordance with Appendix C.
“Catch Up Payment” means a payment earned by a Participant for a Performance Period based on the level of achievement of the Catch Up Goal with respect to a Metric, as described in Section 5(b).
“Cause” means (i) gross neglect by the Participant of the Participant’s duties of employment, (ii) conviction of the Participant of any felony, (iii) conviction of the Participant of any lesser crime or offense involving the property of the Company, (iv) willful misconduct by the Participant in connection with the performance of the Participant’s duties of employment or other material breach by the Participant of any material written employment agreement between the Participant and the Company, (v) any breach by the Participant of the Revlon Code of Conduct and Business Ethics or (vi) any other willful misconduct on the part of the Participant which would make the Participant’s continued employment by the Company prejudicial in any material respect to the best interests of the Company. If and to the extent any event of Cause is capable of cure in the good faith determination of the Company, the Company shall provide notice of such event of Cause to the Participant, who shall then have 10 days to cure such event of Cause to the satisfaction of the Company, it being acknowledged and agreed that the Company’s good faith determination as to whether a Cause event is subject to cure shall be final and binding upon the parties.
“Chapter 11 Cases” means the jointly administered cases of Revlon, Inc., Case No. 22-10760 (DSJ), and its debtor affiliates pending in the Bankruptcy Court for the Southern District of New York.
“Committee” means the Restructuring Committee of the Board, or any other committee authorized by the Board. If no committee is duly authorized by the Board with respect to this Plan, the term “Committee” shall be deemed to refer to the Board for all purposes of this Plan.
“Confirmation Date” means the date of confirmation of any joint chapter 11 plan in the Chapter 11 Cases.
“Continuous Service” means, with respect to a Participant, the Participant’s continuous employment or engagement with the Company from the grant date of the Participant’s award hereunder through the applicable date.

“Debtors” means, collectively, the debtors in the Chapter 11 Cases.
“DIP Business Plan” means the business forecast developed in connection with sizing of the Debtors’ postpetition debtor-in-possession financing facility.
“Disability” has the meaning set forth in the employment or services agreement between a Participant and the Company, if such an agreement exists and contains a definition of Disability or term of similar import; otherwise “Disability” means the Participant’s physical or mental disability, whether total or partial, such that the Participant is unable to perform the Participant’s services for: (i) a period of six consecutive months or (ii) shorter periods aggregating six months during any 12 month period.
“Effective Date” means the effective date of any joint chapter 11 plan confirmed in the Chapter 11 Cases.
“Fiscal Quarter” means each of the following three-month periods that constitute the Performance Periods: (i) July 1, 2022 through September 30, 2022, (ii) October 1, 2022 through December 31, 2022, (iii) January 1, 2023 through March 31, 2023, (iv) April 1, 2023 through June 30, 2023, (v) July 1, 2023 through September 30, 2023 and (vi) October 1, 2023 through December 31, 2023.
“Goals” means, collectively, the Quarterly Goals and the Catch Up Goals.
“Initial Participants” means the following individuals: (i) Debra Perelman, President and Chief Executive Officer, (ii) Victoria Dolan, Chief Financial Officer, (iii) Ely Bar-Ness, Chief Human Resources Officer, (iv) Martine Williamson, Chief Marketing Officer, (v) Keyla Lazardi, Chief Scientific Officer, (vi) Thomas Cho, Chief Supply Chain Officer, (vii) Andrew Kidd, EVP and General Counsel and (viii) the employee who holds the position of President, Americas (or, if no employee holds the position of President, Americas as of the effective date of this Plan, the first employee to hold such position after the effective date of this Plan).
“KEIP Payment” means a Quarterly Payment or a Catch Up Payment, as applicable.
“KEIP Pool” means the aggregate amount of the KEIP Payments that may be earned by all Participants under this Plan, which (i) for the 2022 Performance Period, shall not exceed (A) $7,443,083, assuming that the Quarterly Goals for such Performance Period are achieved at the threshold level, or (B) $14,886,166, assuming that the Quarterly Goals for such Performance Period are achieved at the target level, and (ii) for the 2023 Performance Period, shall not exceed (A) $7,043,083, assuming that the Quarterly Goals for such Performance Period are achieved at the threshold level, (B) $14,086,166, assuming that the Quarterly Goals for such Performance Period are achieved at the target level, or (C) $ 21,129,249, assuming that the Quarterly Goals for such Performance Period are achieved at the maximum level.
“KERP” means the key employee retention plan adopted by the Company as of July 1, 2022.
“Metrics” means, collectively, Tested Recurring EBITDA, Tested Cumulative Operating Net Cash Flow and Tested Net Sales.
“New Participant” means an individual who replaces a Participant (including an Initial Participant or another New Participant) whose employment with the Company terminates; provided that such individual (i) performs job functions that are substantially similar to the job functions that such Participant performed, (ii) is not a relative of an insider of the Company unless the participation by such individual in this Plan is approved by (A) the Committee and the

AdHoc Group of BrandCo Lenders or (B) further bankruptcy court order and (iii) is considered a full-time employee of the Company, meaning the New Participant is not employed on a part-time basis.
“Performance Period” means the 2022 Performance Period or the 2023 Performance Period, as applicable.
“Quarterly Goals” means the threshold, target and, for the 2023 Performance Period, maximum performance goals for each Metric for each Fiscal Quarter, as established by the Committee and set forth in Appendix B.
“Quarterly Payment” means a payment earned by a Participant for a Fiscal Quarter with respect to a Metric based on the level of achievement of the Quarterly Goal with respect to such Metric, as described in Section 5(a).
“Qualifying Termination” means, with respect to a Participant, a termination of the Participant’s Continuous Service at any time prior to December 31, 2023 due to the Participant’s (i) involuntary termination by the Company without Cause or (ii) death or Disability.
“Sale Event” means a direct or indirect sale, disposition or other transfer to one or more acquirors of (i) beneficial or direct voting control of the Company, (ii) all or substantially all of the assets of the Company, (iii) a majority of the value of the equity securities of the Company or (iv) a sale of the business unit for which a Participant works.
“Target KEIP Opportunity” means, with respect to a Participant, the aggregate amount of the Participant’s Quarterly Payments, assuming that the Quarterly Goals for the Performance Periods are achieved at the target level.
“Tested Cumulative Operating Net Cash Flow” means the net cash flow set forth in the DIP Business Plan forecast, excluding any expenses related to adequate assurances, DIP fees and interests, professional fees, this Plan, the KERP, capital expenditures or normal course bonus accruals.
    “Tested Net Sales” means gross revenues from sales of products less expected product returns, trade discounts, and customer allowances.

“Tested Recurring EBITDA” means GAAP operating income, adjusted to exclude depreciation and amortization expense, non-cash stock-based compensation expense and restructuring and other adjustments, including “internal” and “external” non-recurring items, and excluding any reduction for normal course bonus accruals, this Plan, the KERP or any residual expensing for equity awards.

Appendix B

Quarterly Payments

Quarterly Goals

The threshold and target Quarterly Goals for each Metric for each Fiscal Quarter in the 2022 Performance Period are as follows:

Tested Recurring EBITDA

Fiscal Quarter Ending	Quarterly Goals ($ in millions)
	Threshold	Target
September 30, 2022	37.7	41.9
December 31, 2022	109.4	121.6

Tested Cumulative Operating Net Cash Flow

Fiscal Quarter Ending	Quarterly Goals ($ in millions)
	Threshold	Target
September 30, 2022	(261.9)	(238.1)
December 31, 2022	20.6	22.9

Tested Net Sales

Fiscal Quarter Ending	Quarterly Goals ($ in millions)
	Threshold	Target
September 30, 2022	418.7	465.3
December 31, 2022	582.4	647.1

The threshold, target and maximum Quarterly Goals for each Metric for each Fiscal Quarter in the 2023 Performance Period will be derived from the higher of the amounts set forth in either (a) the Company’s 2023 business plan or (b) the DIP Business Plan (collectively, the “Business Plans”). The Company’s 2023 business plan will be developed in the Company’s sole discretion (subject to the oversight and approval of the Board) in the second half of 2022. Specifically, (a) threshold performance will represent 90% of the amounts derived from the Business Plans; (b) target performance will represent 100% of the amounts derived from the Business Plans; and (c) maximum performance will represent 120% of the amounts derived from the Business Plans.

Amounts set forth for the 2023 year in the DIP Business Plan are as follows:

Tested Recurring EBITDA

Fiscal Quarter Ending	Quarterly Goal Floors ($ in millions)
	Threshold	Target	Maximum
March 31, 2023	49.6	55.1	66.2
June 30, 2023	64.5	71.7	86.0
September 30, 2023	67.8	75.3	90.4
December 31, 2023	131.8	146.4	175.7

Tested Cumulative Operating Net Cash Flow

Fiscal Quarter Ending	Quarterly Goal Floors ($ in millions)
	Threshold	Target	Maximum
March 31, 2023	55.3	61.5	73.8
June 30, 2023	88.5	98.3	117.9
September 30, 2023	188.1	209.0	250.8
December 31, 2023	371.3	412.5	495.0

Tested Net Sales

Fiscal Quarter Ending	Quarterly Goals ($ in millions)
	Threshold	Target	Maximum
March 31, 2023	435.8	484.3	581.1
June 30, 2023	441.4	490.5	588.6
September 30, 2023	465.7	517.5	620.9
December 31, 2023	632.2	702.4	842.9

Payment Amounts

The amount of the Quarterly Payment payable to each Participant for each Fiscal Quarter with respect to each Metric (as a percentage of the target amount of such Quarterly Payment), assuming that the Quarterly Goal for such Fiscal Quarter with respect to such Metric is achieved at the threshold, target or, for the 2023 Performance Period, maximum level, is as follows:

Performance Period	Quarterly Payment (% of target amount)
	Threshold	Target	Maximum
2022	50%	100%	N/A
2023	50%	100%	150%

If the Quarterly Goal for a Fiscal Quarter with respect to a Metric is achieved above the threshold level and below the target level, or, for Fiscal Quarters in the 2023 Performance Period, above the target level and below the maximum level, the Quarterly Payment payable to each Participant for such Fiscal Quarter with respect to such Metric (as a percentage of the target amount of such

Quarterly Payment) will be determined based on linear interpolation between such levels. For the avoidance of doubt, (i) the amount of the Quarterly Payment payable to a Participant for a Fiscal Quarter in the 2022 Performance Period will in no event exceed the target amount of such Quarterly Payment and (ii) no Quarterly Payment shall be made with respect to such Metric if the Metric threshold is not achieved.

The following example is provided for purposes of illustration only:
•A Participant’s target Quarterly Payment for the Fiscal Quarter ending September 30, 2022 with respect to Tested Recurring EBITDA is $30,000.
•The Quarterly Goal for such Fiscal Quarter with respect to Tested Recurring EBITDA is achieved at $38.0 million (i.e., between the threshold and target levels).
•The Participant’s Quarterly Payment for such Fiscal Quarter with respect to Tested Recurring EBITDA is $16,071 (i.e., $15,000 + (($38.0 million – $37.7 million) / ($41.9 million – 37.7 million)) x ($30,000 – (50% x $30,000)).

Appendix C

Catch Up Payments

The threshold and target Catch Up Goals for each Metric for the 2022 Performance Period are as follows:

Tested Recurring EBITDA

Performance Period	Catch Up Goals ($ in millions)
	Threshold	Target
2022 Performance Period	147.1	163.5

Tested Cumulative Operating Net Cash Flow

Performance Period	Catch Up Goals ($ in millions)
	Threshold	Target
2022 Performance Period	20.6	22.9

Tested Net Sales

Performance Period	Catch Up Goals ($ in millions)
	Threshold	Target
2022 Performance Period	1,001.1	1,112.4

In the case of Tested Recurring EBITDA and Tested Net Sales, the threshold, target and maximum Catch Up Goals for such Metric for the 2023 Performance Period will equal the sum of the threshold, target and maximum Quarterly Goals for such Metric for the 2023 Performance Period, as determined in accordance with Appendix B. In the case of Tested Cumulative Operating Net Cash Flow, the threshold, target and maximum Catch Up Goals for such Metric for the 2023 Performance Period will equal the Quarterly Goal for such Metric for the last Fiscal Quarter in the 2023 Performance Period, as determined in accordance with Appendix B.

If the Catch Up Goal for a Performance Period with respect to a Metric is achieved above the threshold level and below the target level, or, for the 2023 Performance Period, above the target level and below the maximum level, the Catch Up Payment payable to each Participant for such Performance Period with respect to such Metric (as a percentage of the target amount of such Catch Up Payment) will be determined based on linear interpolation between such levels. For the avoidance of doubt, the amount of the Catch Up Payment payable to a Participant for the 2022 Performance Period will in no event exceed the target amount of such Catch Up Payment.